EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2020 Second Quarter Results

•	Net Sales of $833.4 Million Down 0.8% YoY; Down 4.0% on an Organic Basis

•	Net Income of $38.0 Million; EPS of $0.97

•	Cash from Operations of $54.9 Million; Free Cash of $47.9 Million

•	Quarterly Dividend Increased to $0.32 Per Share

•	Fiscal 2020 Guidance Updated, Range Narrowed

CLEVELAND, OHIO (January 23, 2020) - Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, and automation technologies, today reported results for its second quarter fiscal 2020 ended December 31, 2019.

Net sales decreased 0.8% to $833.4 million from $840.0 million in the prior year. Excluding a 3.2% increase from acquisitions, sales decreased 4.0% on an organic basis reflecting a 3.5% decline in the Service Center segment and a 4.9% decline in the Fluid Power & Flow Control segment. Net income was $38.0 million, or $0.97 per share, compared to $38.7 million, or $0.99 per share, in the prior year. EBITDA for the quarter of $74.5 million compared to $76.0 million in the prior year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “We are executing on our earnings commitments midway through fiscal 2020 despite tepid demand industry-wide, and are on track to achieve record free cash flow. In the current slow environment, we remain focused on expense control, leveraging our technical and cross-selling capabilities, and pursuing M&A that enhances our earnings and return potential long term.”

“As we enter the second half of our fiscal year, we expect ongoing benefits from these internal initiatives. That said, end-market demand remains challenging and uncertain, with our recent quarter impacted by an unusually slow December. While likely impacted by typical seasonal variability this time of year, we expect subdued industry demand to persist near-term as customers slowly rebound from an evolving trade and industrial production backdrop. Our track record of cost control and cash generation is once again apparent and key in this type of environment, while our leading technical position across motion control, fluid power, flow control, and automation provides significant and differentiated long-term growth potential.”

Outlook
The Company is updating fiscal 2020 guidance following performance year to date and ongoing end-market uncertainty. Guidance now assumes non-GAAP adjusted EPS of $4.20 to $4.40 on a change in sales of down 2% to 0%, including down 5% to down 3% on an organic daily basis. Prior guidance assumed non-GAAP adjusted EPS of $4.20 to $4.50, and sales down 2% to up 2% including down 5% to down 1% on an organic daily basis. The adjusted EPS ranges exclude fiscal first quarter restructuring expenses. In addition, we reaffirm our free cash guidance of $200 million to $220 million, up 30% at the midpoint.

Dividend
Today the Company also announced that its Board of Directors approved an increase in the quarterly cash dividend to $0.32 per common share, payable on February 28, 2020, to shareholders of record on February 14, 2020. This represents the 11th dividend increase since 2010.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 23, 2020. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 7195851. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 7195851.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading value-added distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, automation technologies, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial, fluid power, and flow control applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “outlook,” “guidance,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director - Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net Sales	$ 833,375	$ 840,038	$ 1,689,779	$ 1,704,553
Cost of sales	592,141	597,178	1,197,085	1,209,840
Gross Profit	241,234	242,860	492,694	494,713
Selling, distribution and administrative
expense, including depreciation	182,489	181,895	372,783	367,409
Operating Income	58,745	60,965	119,911	127,304
Interest expense, net	9,583	9,578	19,642	20,054
Other (income) expense, net	(215)	946	(215)	707
Income Before Income Taxes	49,377	50,441	100,484	106,543
Income Tax Expense	11,346	11,724	23,654	18,888
Net Income	$ 38,031	$ 38,717	$ 76,830	$ 87,655
Net Income Per Share - Basic	$ 0.98	$ 1.00	$ 1.99	$ 2.26
Net Income Per Share - Diluted	$ 0.97	$ 0.99	$ 1.97	$ 2.23
Average Shares Outstanding - Basic	38,649	38,743	38,630	38,729
Average Shares Outstanding - Diluted	39,047	39,247	39,000	39,316

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1)
Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2)
On July 1, 2019, the Company adopted ASC 842 - accounting for leases. Adoption of the new standard resulted in the recognition of right-of-use assets and lease liabilities of $83.5 million and $89.8 million, respectively, on July 1, 2019. In addition, the adoption resulted in an adjustment to opening retained earnings of approximately $3.3 million, net of tax, on July 1, 2019 primarily due to the impairment of certain leases in Canada.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2019	2019

Assets
Cash and cash equivalents	$ 128,149	$ 108,219
Accounts receivable, net	502,894	540,902
Inventories	463,609	447,555
Other current assets	47,903	51,462
Total current assets	1,142,555	1,148,138
Property, net	126,248	124,303
Operating lease assets	85,418	0
Intangibles, net	364,519	368,866
Goodwill	673,175	661,991
Other assets	27,082	28,399
Total Assets	$ 2,418,997	$ 2,331,697

Liabilities
Accounts payable	$ 212,312	$ 237,289
Current portion of long-term debt	73,771	49,036
Other accrued liabilities	134,618	137,469
Total current liabilities	420,701	423,794
Long-term debt	874,423	908,850
Other liabilities	161,632	102,019
Total Liabilities	1,456,756	1,434,663
Shareholders' Equity	962,241	897,034
Total Liabilities and Shareholders' Equity	$ 2,418,997	$ 2,331,697

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended December 31,

	2019	2018

Cash Flows from Operating Activities
Net income	$ 76,830	$ 87,655
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	10,617	10,019
Amortization of intangibles	20,569	21,912
Amortization of stock appreciation rights and options	1,494	1,257
Gain on sale of property	(165)	(105)
Other share-based compensation expense	1,837	2,351
Changes in assets and liabilities, net of acquisitions	(11,660)	(55,922)
Other, net	5,377	(1,587)
Net Cash provided by Operating Activities	104,899	65,580
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(36,390)	(6,900)
Property purchases	(11,965)	(7,096)
Proceeds from property sales	325	244
Other	0	391
Net Cash used in Investing Activities	(48,030)	(13,361)
Cash Flows from Financing Activities
Net borrowings (repayments) under revolving credit facility	0	(19,500)
Long-term debt borrowings	25,000	175,000
Long-term debt repayments	(34,868)	(151,868)
Debt issuance costs	(16)	(685)
Dividends paid	(24,002)	(23,275)
Acquisition holdback payments	(777)	(2,275)
Taxes paid for shares withheld for equity awards	(1,988)	(3,318)
Exercise of stock appreciation rights and options	330	0
Net Cash used in Financing Activities	(36,321)	(25,921)
Effect of Exchange Rate Changes on Cash	(618)	(621)
Increase in cash and cash equivalents	19,930	25,677
Cash and cash equivalents at beginning of Period	108,219	54,150
Cash and Cash Equivalents at End of Period	$ 128,149	$ 79,827

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures.  The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results.  These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,
	2019	2018
Net Income	$ 38,031	$ 38,717
Interest expense, net	9,583	9,578
Income tax expense	11,346	11,724
Depreciation and amortization of property	5,394	5,038
Amortization of intangibles	10,195	10,991
EBITDA	$ 74,549	$ 76,048

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:

	Three Months Ended December 31,
	2019	2018
Net Cash provided by Operating Activities	$ 54,881	$ 53,783
Capital expenditure	(7,019)	(3,923)
Free Cash Flow	$ 47,862	$ 49,860

Free cash flow is defined as net cash provided by operating activities less capital expenditures.